Exhibit 1

SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of May 14, 2004 (the “Effective Date”), is entered into by and among 724 Solutions Inc., a Canadian corporation (“Parent”) and 724 Solutions Software Inc., a Delaware corporation (the “US Sub”), and the lenders identified on the Schedule of Lenders attached hereto (each a “Lender;” collectively, the “Lenders”). Parent and US Sub are each referred to herein as a “Borrower” and, collectively, the “Borrowers.”

RECITALS

WHEREAS, the Borrowers have requested that the Lenders purchase from the Borrowers Secured Convertible Promissory Notes in the form attached hereto as Exhibit A (each being a “Note;” collectively, the “Notes”) having aggregate principal value of up to Eight Million Dollars and NO/100 (US$8,000,000.00) on the terms and conditions set forth herein and in the Notes (the “Financing”);

WHEREAS, the Lenders are prepared to purchase such Notes on the terms and conditions set forth herein and in the Notes.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth below, the receipt and adequacy of which are acknowledged, the parties hereby agree as follows:

1. Certain Definitions. For the purposes of this Agreement, the following terms not otherwise defined herein shall the following meanings:

1.1 “Affiliate” shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person.

1.2 “Austin Ventures” shall mean Austin Ventures VI, L.P., Austin Ventures VI Affiliates Fund, L.P., Austin Ventures VIII, L.P. and their respective Affiliates.

1.3 “Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Lenders is or has been granted or arises or has arisen, under or in connection with this Agreement, the Collateral Documents, or otherwise to secure the Indebtedness.

1.4 “Collateral Documents” shall mean the Notes, the Registration Rights Agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), the Security Agreement in the form attached hereto as Exhibit C (the “Security Agreement”), the Guaranty in the form attached hereto as Exhibit D (the “Guaranty”), the Intellectual Property Security Agreement in the form attached hereto as Exhibit E (the “IP Security Agreement”), any joinders to the Security Agreement or the IP Security Agreement, the other acknowledgments, certificates, stock powers, financing statements, instruments and other security documents executed by any Person in favor of the Lenders and all documents needed or appropriate to perfect or give notice of the Lenders’ security interests in the

Collateral, in each case as of the Effective Date or, in each case, as such Collateral Documents may be amended or otherwise modified from time to time after the date thereof.

1.5 “Conversion Price” shall have the meaning ascribed to such term in the Note.

1.6 “GAAP” shall mean generally accepted accounting principles in Canada, consistently applied.

1.7 “Indebtedness” shall mean all indebtedness, obligations and liabilities (including without limitation interest, fees and other charges) arising under this Agreement or any of the Collateral Documents, whether direct or indirect, absolute or contingent, of any Borrower or Subsidiary to the Lenders or Affiliates thereof or, in any manner and at any time, due or hereafter to become due, now owing, and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing.

1.8 “Lien” shall mean the security interest or lien arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, financing statement or comparable notice or other filing or recording, capitalized lease, consignment or bailment for security, subordination of any claim or right, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including, with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.

1.9 “Material Adverse Effect” shall mean a material and adverse effect on (a) the business, operations, prospects, property, relations (customer, supplier, shareholder or employee) or condition (financial or otherwise) of Parent, taken as a consolidated enterprise, (b) the ability of the Borrowers and the Subsidiaries to perform their respective obligations under this Agreement or the Collateral Documents to which any of them is a party, or (c) the validity or enforceability of this Agreement or the Collateral Documents or the material rights or remedies of the Lenders hereunder or thereunder.

1.10 “Maximum First Tranche Shares” shall mean 1,166,753 Common Shares, which represents the number of Common Shares computed as the product of (a) the outstanding number of Common Shares of Parent on the First Closing Date times (b) Nineteen and One-Half Percent (19.5%).

1.11 “Permitted Liens” shall mean with respect to any Person:

1.11.1 Liens for Approved Senior Debt;

1.11.2 Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

1.11.3 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s liens or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made, therefor and the aggregate amount of such Liens is less than $200,000;

1.11.4 pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation in the ordinary course of business; and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in aggregate amount for such insurance or self-insurance arrangements not to exceed $500,000;

1.11.5 deposits to secure (i) the performance of tenders or bids, trade contracts (other than for borrowed money), statutory obligations, surety, customs, stay and appeal bonds, performance and return of money bonds, government contracts and other obligations of a like nature or (ii) the performance of leases permitted hereunder, in each case given or incurred on terms, in amounts and otherwise in the ordinary course of business not to exceed in the aggregate $500,000; and

1.11.6 easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances or Liens incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Person.

1.12 “Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

1.13 “Potential First Tranche Shares” shall mean the number of Common Shares equal to the sum of (i) the number of Common Shares issuable upon conversion all principal amounts under the Notes issued in the First Tranche; plus (ii) the number of Common Shares issuable upon conversion of or in repayment of all interest to be accrued under the Notes issued in the First Tranche during their stated term, in each case determined based upon Eighty-Five Percent (85%) of the Conversion Price on the First Closing Date.

1.14 “Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company or any other business entity of which at least Twenty Percent (20%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by Parent or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by Parent and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of the Borrowers.

1.15 “Tax(es)” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this paragraph as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this paragraph as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a transferor or predecessor entity.

2. The Notes.

2.1 Issuance of Notes. Subject to the terms and conditions hereof, the Borrowers shall issue and sell to the Lenders, and the Lenders shall purchase from the Borrowers, Notes having an aggregate principal amount of Eight Million Dollars and NO/100 (US$8,000,000.00) in the percentage allocation as set forth on the Schedule of Lenders. The Notes will be issued and sold in two tranches. The aggregate principal amount of Notes to be issued in the first tranche will be the maximum amount of principal able to be issued so that the Potential First Tranche Shares are equal to the Maximum First Tranche Shares (the “First Tranche”). The aggregate principal amount of the Notes to be issued in the second tranche will be computed as the difference between (a) Eight Million Dollars and NO/100 (US$8,000,000.00) minus (b) the aggregate principal value of the Notes issued in the First Tranche (the “Second Tranche”). The Borrowers shall be jointly and severally liable for all amounts owing under the Notes and shall repay such amounts in strict accordance with their terms.

2.2 Closing.

2.2.1 First Tranche. Subject to the terms and conditions of this Agreement, the closing of the sale and issuance of the Notes to be issued in the First Tranche (the “First Closing”) shall be held at the offices of Gray Cary Ware & Freidenrich, LLP, Austin, Texas, at 9:00 a.m., local time, on May 14, 2004, or at such other time and place as Parent and the Lenders mutually agree (the “First Closing Date”). At the First Closing, the Borrowers shall deliver to each Lender, in addition to the deliveries required pursuant to Section 6, the respective Note to be purchased by such Lender against the Borrowers’ receipt of the purchase price for such Note.

2.2.2 Second Tranche. Subject to the terms and conditions of this Agreement, the closing of the sale and issuance of the Notes to be issued in the Second Tranche (the “Second Closing;” together with the First Closing, the “Closing”) shall be held at the offices of Gray Cary Ware & Freidenrich, LLP, Austin, Texas, on the earliest practicable date following the receipt of shareholder approval of the Financing, and not later than the third business day following the date of such approval, or such other time and place as Parent and the Lenders mutually agree (the “Second Closing Date;” together with the First Closing Date, the “Closing Date”). At the Second Closing, the Borrowers shall deliver to each Lender, in addition to the deliveries required pursuant to Section 7, the respective Note to be purchased by such Lender against the Borrowers’ receipt of the purchase price for such Note.

2.2.3 Satisfaction of Conditions. Each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Collateral Documents, and to cooperate with each other in connection with the foregoing, including to (a) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts, (b) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulation (whether governmental, stock exchange or otherwise), (c) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) effect any necessary registrations and filings and submissions of information as required or requested by governmental agencies or commissions, stock exchanges or other applicable authorities, and (e) fulfill and satisfy all conditions to this Agreement including, without limitation, obtaining within ninety (90) days of the First Closing Date the approval of the Financing (on the terms and conditions of this Agreement and the Collateral Documents) by the holders of a majority of the votes cast (whether in person or by proxy) at a duly-called meeting of holders of Common Shares at which a quorum was present (whether in person or by proxy), excluding any Common Shares acquired by the Lenders upon conversion of the Notes issued in the First Tranche (“Shareholder Approval”).

3. Representations and Warranties of the Borrowers. The Borrowers, jointly and severally, represent and warrant to the Lenders that as of the date of this Agreement and each Closing Date:

3.1 Organization and Standing; Articles and Bylaws. Each Borrower and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted. Each Borrower and Subsidiary is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

3.2 Corporate Power; Binding Obligations. Each Borrower and Subsidiary has all requisite legal and corporate power to enter into, execute and deliver this Agreement, the Notes, and the other Collateral Documents to which a Borrower or Subsidiary is party or by which its assets or properties are bound. This Agreement and the other Collateral Documents to which a Borrower or Subsidiary is party or by which Borrower’s or Subsidiary’s assets are bound, are legal, valid and binding obligations of the Borrowers and Subsidiaries, as applicable, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors’ rights and by general principles of equity.

3.3 Authorization. All corporate and legal action on the part of each of the Borrowers and Subsidiaries, and their respective officers, directors and shareholders, needed for such Borrowers and Subsidiaries to enter into and deliver this Agreement and the Collateral Documents, to issue and sell the Notes and to perform their respective obligations hereunder and thereunder have been taken or will be taken prior to the First Closing with respect to the First Tranche and the Second Closing with respect to the Second Tranche.

3.4 Consent. No consent, approval, waiver, order or authorization of, or designation, registration, declaration or filing with, any court, governmental agency or regulatory authority, any securities exchange or any other person or party (whether or not governmental) is required: (a) by any Borrower or Subsidiary in connection with the execution, delivery and performance of this Agreement or any of the Collateral Documents, or any other documents or instruments to be executed, delivered or performed in connection herewith or therewith; (b) by the Borrowers in connection with the sale and issuance of the Notes (or the issuance of the Conversion Shares upon conversion thereof) or (c) by any Borrower or Subsidiary in connection with the grant, conveyance, pledge, perfection or other establishment of the Liens, except in the case of (a), (b) and (c) for (i) such matters which have been previously obtained, (ii) the consents of landlords with respect to properties leased by any of the Parties, (iii) such filings to be made concurrently herewith as are required by the Collateral Documents to perfect Liens in favor of the Lenders, (iv) the Shareholder Approval, (v) to the extent required, SEC, Nasdaq and TSX approval of the materials to be distributed to shareholders in connection with obtaining Shareholder Approval and (vi) such consents, approvals or filings the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect; or (d) by any Borrower or Subsidiary in connection with the valid execution, delivery and performance of this Agreement and the other Collateral Documents or the offer, sale or issuance of the Notes, other than filings made prior to the Closing, except for (i) any notices of sales required to be filed with the SEC under Regulation D of the Securities Act, or (ii) such post-closing filings as may be required under the NASD Marketplace Rules, applicable state blue sky laws, applicable Canadian provincial securities legislation and stock exchange rules, each of which, if required, will be timely filed. All authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any review, consideration or attack, or to the knowledge of any Borrower, threatened review, consideration or attack by litigation, appeal or direct proceeding or otherwise.

3.5 Compliance with Other Instruments. No Borrower or Subsidiary is in violation or default of any term of its charter or bylaws or other organizational or governing documents, or of any provision of any mortgage, indenture, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or, to its knowledge, any statute, rule or regulation applicable to the Borrowers or the Subsidiaries which would materially and adversely affect the Borrowers’ business, assets, liabilities, financial condition, operations or prospects. The Borrowers’ execution, delivery, and performance of and compliance with this Agreement, the Collateral Documents and the issuance and sale of the Notes and the Common Shares issuable upon conversion of or in payment on the Notes (the “Conversion Shares”, together with the Notes, the “Securities”) will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any charter or bylaws or other organizational or governing documents, or of any provision of any mortgage, indenture, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or, to its knowledge, any statute, rule or regulation applicable to the Borrowers or the Subsidiaries, or result in the creation of any Lien upon any of the Borrowers’ or Subsidiaries’ assets or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit license, authorization or approval applicable to the Borrowers, its business or operations or any of its assets.

3.6 Valid Issuance. In reliance on the Lenders’ representations and warranties in Section 3, the Notes when issued in conformity with the terms hereof, Conversion Shares when issued upon conversion of the Notes and any Common Shares issued in satisfaction of any interest owing under the Notes will, in each case, be duly authorized and validly issued, fully paid and nonassessable and be issued in compliance with all applicable laws, rules and regulations.

3.7 Capitalization.

3.7.1 Parent’s authorized share capital consists of an unlimited number of common shares (the “Common Shares”). of which 5,983,349 Common Shares are issued and outstanding and an unlimited number of preferred shares (“Preferred Shares”), none of which are issued and outstanding. All such issued and outstanding Common Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as described above there are no other outstanding shares in the capital of Parent.

3.7.2 All of the outstanding share capital of the Subsidiaries are owned beneficially and of record by Parent, free and clear of any Liens (except for minor Liens that will not in any case or in the aggregate detract from the value thereof).

3.7.3 Parent has reserved 1,050,000 Common Shares for issuance pursuant to options to purchase Common Shares under the Parent’s stock option plans, each of which have been registered on Form F-8 with the SEC (“Parent Options”). Except as created by this Agreement or any Collateral Document, and except for options to purchase Common Shares issued and outstanding under the Parent’s Canadian Stock Option Plan and the 1999 Tantau Stock Plan (9,403 and 75,585 Common Shares, respectively), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares in the capital of, or other securities of, Parent or any of its Subsidiaries; or (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares in the capital of, or other securities of, Parent or any of its Subsidiaries.

3.7.4 No acceleration of vesting of Parent Options will be triggered by issuance of the Securities. No Person has any right of first refusal, preemptive rights or other participation rights with respect to the issuance of any of the Securities.

3.8 Subsidiaries. Parent does not own any Subsidiaries other than U.S. Sub, 724 Solutions (UK) Limited, 724 Solutions (US), Inc., YRLess Internet Corporation, Tantau Software International Pty Ltd., Tantau Software International Japan KK and 724 Solutions International Inc. Parent owns all outstanding equity securities of U.S. Sub, 724 Solutions (UK) Limited, 724 Solutions (US), Inc., YRLess Internet Corporation, Tantau Software International Pty Ltd., Tantau Software International Japan KK and 724 Solutions International Inc. None of YRLess Internet Corporation, Tantau Software International Pty Ltd., Tantau Software International Japan KK or 724 Solutions (UK) Limited holds or has any rights in any Intellectual Property (as defined below) or other material assets or conducts any material operations.

3.9 SEC Filings; Financial Statements.

3.9.1 Parent has made available to the Lenders accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Parent with the SEC between January 1, 2002 and the Closing Date (the “SEC Documents”), which availability will be deemed satisfied if such SEC Documents are available in final form on the SEC’s website. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.9.2 The consolidated financial statements contained in the SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present in all material respects the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations of Parent for the periods covered thereby, except that the unaudited interim financial statements were or when filed are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

3.10 Absence of Changes. Since January 1, 2004, there has not occurred any event, occurrence or circumstance (whether individually or in the aggregate) that has had, or could reasonably be expected to have, a Material Adverse Effect.

3.11 Litigation. Except as set forth in the SEC Documents, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding, or investigation pending against or, to the knowledge of the Borrowers, threatened against any Borrower or Subsidiary or any of their respective officers or directors (other than a trademark opposition proceeding in Canada which will not result in a Material Adverse Effect). There is not outstanding against any Borrower or any Subsidiary, or any of their respective officers, directors or assets, any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator which could reasonably be expected to have a Material Adverse Effect.

3.12 Taxes. The Borrowers and their Subsidiaries have no liabilities in excess of $50,000 for unpaid federal, state, local or foreign Taxes, whether asserted or unasserted, contingent or otherwise, and the Borrowers and their Subsidiaries have not incurred any liability for Taxes since December 31, 2002 other than in the ordinary course of business. There are (and immediately following the Closing Date there will be) no Liens on the assets of the Borrowers or their Subsidiaries relating to or attributable to Taxes. No claim or action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel is pending or, to a Borrower’s knowledge, has been threatened (nor is there any basis therefor) against or with respect to a Borrower or any Subsidiary in respect of any Tax.

3.13 Enforceability of Rights. No action, event or circumstance has occurred or exists which could limit, prevent or preclude any Borrower’s or Subsidiary’s enforcement, in any jurisdiction in which it conducts business, the rights and obligations of any Borrower or Subsidiary under any contract, agreement or arrangement to which a Borrower or Subsidiary is party or by which its assets or properties may be bound.

3.14 Obligations to Related Parties. Except as set forth in the SEC Documents or as contemplated by this Agreement, the Borrowers have no obligations to their respective officers, directors, shareholders that would otherwise be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K under the Securities Act.

3.15 Title to Assets; Liens. The Borrowers and their Subsidiaries have good and marketable title to their respective assets (real and personal), and good title to their leasehold estates, in each case subject to no Lien or lease, other than Permitted Liens. Each Borrower and Subsidiary is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

3.16 Patents and Trademarks. The Borrowers or their Subsidiaries own or possess sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes (the “Intellectual Property”) needed for the Parent’s business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others. Other than a notice of Sprint in connection with certain patents known as the “Kikiness” patents, the Borrowers have not received any communications alleging any violation or potential violation any of the Intellectual Property of any other Person and its officers are not aware of any violation or potential violation.

3.17 Employees The Borrowers are not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Borrowers or any Subsidiary, nor does any Borrower or any Subsidiary have a present intention to terminate the employment of any officer, key employee or group of key employees except as previously disclosed to the Lenders.

3.18 Eligibility to Use Form S-3. Parent currently meets the requirements for the use of Form S-3 for registration of the resale by the shareholders of Parent of the Conversion Shares. Parent will file all reports required to be filed by Parent with the SEC in a timely manner and take all other necessary action so as to maintain such eligibility for the use of Form S-3.

3.19 Effectiveness of Waiver. When delivered by Parent’s Board of Directors pursuant to Section 5.12 below, the waiver of the terms and provisions of that certain Shareholder Rights Plan, dated as of February 10, 2003, by and between 724 Solutions Inc. and Computershare Trust Company of Canada, as rights agent (the “Rights Plan”) shall be effective to permit the acquisition by Austin Ventures or its Affiliates of up to Forty-Nine Percent (49%) of the outstanding Common Shares (whether through the conversion of the Notes or the acquisition of Common Shares from third-parties) without resulting in a Flip-In Event or Separation Time or triggering an adjustment the Exercise Price of the Rights. The terms “Flip-in Event,” “Separation Time,” “Exercise Price” and “Rights” shall have the meanings ascribed to such terms in the Rights Plan, as currently in effect.

4. Lender Representations and Warranties. Each Lender, severally and not jointly, represents and warrants to the Borrowers as of the time of issuance of the Note purchased by such Lender as follows:

4.1 Investment Intent; Authority. Lender is acquiring such Lender’s Notes for investment for such Lender’s own account and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Such Lender has the full right, power, authority and capacity to enter into and perform this Agreement and the Collateral Documents to which Lender is a party, and this Agreement and the Collateral Documents to which Lender is a party will constitute a valid and binding obligations upon such Lender in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors’ rights.

4.2 Shares Not Registered. Lender understands and acknowledges that the offering of the Notes pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration under the Securities Act and that the resale of Notes or the Conversion Shares may be restricted unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

4.3 Accreditation; Residency. Lender is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect. The principal place of business of Lender is correctly set forth on the Schedule of Lenders.

4.4 Knowledge and Experience. Lender (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Lender’s prospective investment in such Lender’s Notes, (ii) has the ability to bear the economic risks of Lender’s prospective investment, (iii) has been furnished with and has had access to such information as such Lender has considered necessary to make a determination as to the purchase of Lender’s Notes, (iv) has had all questions which have been asked by Lender satisfactorily answered by the Borrowers, and (v) has not been offered any of the Notes by any form of advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media; provided, however, that nothing in this Section 4.3 shall serve to mitigate, reduce, limit or otherwise modify the representations, warranties and covenants of the Borrowers and their Subsidiaries made in this Agreement or the Collateral Documents.

5. Lenders’ Conditions for First Closing. Each Lender’s obligation to purchase such Lender’s Note at the First Closing, and to fund its portion of the First Tranche is subject to the fulfillment and satisfaction as of the First Closing of each of the following conditions precedent:

5.1 Representations and Warranties. The Borrowers’ representations and warranties in Section 3 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the First Closing.

5.2 Covenants. All covenants, agreements and conditions contained in this Agreement and the Collateral Documents to be performed by the Borrowers or the Subsidiaries on or prior to the First Closing shall have been performed or complied with.

5.3 Events of Default. No Event of Default shall exist and no event shall have occurred which through the passage of time, service of notice or both, would constitute an Event of Default.

5.4 Operative Documents. The Borrowers and the Subsidiaries, as applicable and as requested by the Lenders, shall have executed and delivered to the Lenders this Agreement and each of the Collateral Documents applicable to the First Closing (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto) and each of the foregoing shall be in full force and effect without amendment or modification thereto.

5.5 Due Diligence. The Lenders shall have completed their due diligence of the Borrowers to their sole satisfaction, and the Lenders’ investment committees shall have approved the Financing.

5.6 Financial Statements. Parent shall have delivered to the Lenders its unaudited consolidated financial statements for the quarter ended March 31, 2004, certified by the chief financial officer of Parent.

5.7 No Material Adverse Change. There shall not have occurred, or be reasonably likely to occur in the sole discretion of the Lenders, any Material Adverse Change.

5.8 No Litigation. There shall not be any pending or threatened litigation, claim or proceeding that could prevent the consummation of the transactions contemplated by this Agreement or the Collateral Documents or result in such transactions or any parties’ (or such parties’ affiliates’) conduct or actions taken in respect thereof being deemed unlawful or rescinded.

5.9 No Injunctions or Restraints; Illegality. No governmental entity or stock exchange shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Financing illegal or otherwise preventing the consummation of the Financing.

5.10 Good Standing. The Borrowers shall have delivered certificates of good standing or equivalent certificates of status and authorization to transact business from the jurisdiction of incorporation or formation of each Borrower and material Subsidiary, and from each other jurisdiction in which any Borrower or material Subsidiary is authorized to transact business.

5.11 Waivers. The Borrowers shall have delivered written waivers, in form and substance reasonably acceptable to the Lenders, of any third party preemptive rights and rights of first refusal that may apply to the issuance of the Securities.

5.12 Shareholder Rights Plan. The Rights Plan shall have delivered a waiver of the terms and provisions of the Rights Plan such that, as a result of such waiver, the acquisition by Austin Ventures or its Affiliates of up to Forty-Nine Percent (49%) of the outstanding Common Shares (whether through the conversion of the Notes or the acquisition of Common Shares from third-parties) will not result in a Flip-In Event or Separation Time or trigger any adjustment in the Exercise Price of the Rights.

5.13 Legal Opinion. The Borrowers shall have delivered to the Lenders a legal opinion of Torys LLP, as counsel to the Borrowers, in form reasonably satisfactory to the Lenders.

5.14 Corporate Approvals. The Borrowers and the Subsidiaries shall have obtained all necessary corporate approvals for the transactions contemplated under this Agreement and the Collateral Documents.

5.15 Third Party Approvals. The Borrowers shall have obtained all necessary third party and governmental approvals, consents and waivers for the transactions under this Agreement and the Collateral Documents.

5.16 Other Matters. All corporate and other proceedings in connection with the transactions contemplated in this Agreement and the Collateral Documents and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Lenders, and the Lenders shall have received all such counterpart, originals or certified or other copies of such documents as they may reasonably request.

5.17 Officer’s Certificate. An officer of each of the Borrowers shall have delivered a certificate in form satisfactory to the Lenders certifying as to the satisfaction of each of the foregoing conditions, the incumbency and signature of each authorized officer and the organizational and governing documents of such Borrower, with copies attached thereto. An officer of each of the Subsidiaries shall have delivered a certificate in form satisfactory to the Lenders certifying as to the incumbency and signature of each authorized officer and the organizational and governing documents of such Subsidiary, with copies attached thereto.

6. Borrowers’ Conditions for First Closing. The Borrowers’ obligation to sell and issue the Notes at the First Closing is subject to the fulfillment and satisfaction as of the First Closing of the following conditions precedent:

6.1 Representations and Warranties. The Lenders’ representations and warranties in Section 4 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the First Closing.

6.2 Covenants. All covenants, agreements and conditions contained in this Agreement and the Collateral Documents to be performed by the Lenders on or prior to the First Closing shall have been performed or complied with.

6.3 Payment of Purchase Price. Each Lender shall have delivered the purchase price for the Note to be purchased by such Lender at the First Closing as set forth opposite such Lender’s name on the Schedule of Lenders.

6.4 No Litigation. There shall not be any pending or threatened litigation, claim or proceeding that could prevent the consummation of the transactions contemplated by this Agreement or the Collateral Documents or result in such transactions or any parties’ (or such parties’ affiliates’) conduct or actions taken in respect thereof being deemed unlawful or rescinded.

6.5 No Injunctions or Restraints; Illegality. No governmental entity or stock exchange shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Financing illegal or otherwise preventing the consummation of the Financing.

6.6 TSX Undertaking. The Lenders shall have provided an undertaking for delivery to the TSX not to sell or otherwise dispose of the Notes issued on the First Closing Date (or the Conversion Shares) for a period of four months from the First Closing Date without the consent of the TSX.

7. Lenders’ Conditions for Second Closing. Each Lender’s obligation to purchase such Lender’s Note at the Second Closing, and to fund its portion of the Second Tranche are subject to the fulfillment and satisfaction as of the Second Closing of each of the following conditions precedent:

7.1 Representations and Warranties. The Borrowers’ representations and warranties in Section 3 hereof shall be true and correct in all material respects as of the Second Closing.

7.2 Covenants. All covenants, agreements and conditions contained in this Agreement and the Collateral Documents to be performed by the Borrowers or the Subsidiaries on or prior to the First Closing shall have been performed or complied with.

7.3 Events of Default. No Event of Default shall exist and no event shall have occurred which through the passage of time, service of notice or both, would constitute an Event of Default.

7.4 Operative Documents. The Borrowers and the Subsidiaries, as applicable and as requested by the Lenders, shall have executed and delivered to the Lenders this Agreement and each of the Collateral Documents applicable to the Second Closing (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto) and each of the foregoing shall be in full force and effect without amendment or modification thereto.

7.5 No Material Adverse Change. There shall not have occurred, or be reasonably likely to occur in the sole discretion of the Lenders, any Material Adverse Change.

7.6 No Litigation. There shall not be any pending or threatened litigation, claim or proceeding that could prevent the consummation of the transactions contemplated by this Agreement or the Collateral Documents or result in such transactions or any parties’ (or such parties’ affiliates’) conduct or actions taken in respect thereof being deemed unlawful or rescinded.

7.7 No Injunctions or Restraints; Illegality. No governmental entity or stock exchange shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Financing illegal or otherwise preventing the consummation of the Financing.

7.8 Good Standing. The Borrowers shall have delivered certificates of good standing or equivalent certificates of status and authorization to transact business from the jurisdiction of incorporation or formation of each Borrower and material Subsidiary, and from each other jurisdiction in which any Borrower or material Subsidiary is authorized to transact business.

7.9 Waivers. The Borrowers shall have delivered written waivers, in form and substance reasonably acceptable to the Lenders, of any third party preemptive rights and rights of first refusal that may apply to the issuance of the Securities.

7.10 Legal Opinion. The Borrowers shall have delivered to the Lenders a legal opinion of Torys LLP, as counsel to the Borrowers, in form reasonably satisfactory to the Lenders.

7.11 Corporate Approvals. The Borrowers and the Subsidiaries shall have obtained all necessary corporate approvals for the transactions contemplated under this Agreement and the Collateral Documents including, without limitation, Shareholder Approval.

7.12 Third Party Approvals. The Borrowers shall have obtained all necessary third party and governmental approvals, consents and waivers for the transactions under this Agreement and the Collateral Documents.

7.13 Other Matters. All corporate and other proceedings in connection with the transactions contemplated in this Agreement and the Collateral Documents and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Lenders, and the Lenders shall have received all such counterpart, originals or certified or other copies of such documents as they may reasonably request.

7.14 Officer’s Certificate. An officer of each of the Borrowers shall have delivered a certificate in form satisfactory to the Lenders certifying as to the satisfaction of each of the foregoing conditions, the incumbency and signature of each authorized officer and the organizational and governing documents of such Borrower, with copies attached thereto. An officer of each of the Subsidiaries shall have delivered a certificate in form satisfactory to the Lenders certifying as to the incumbency and signature of each authorized officer and the organizational and governing documents of such Subsidiary, with copies attached thereto.

8. Borrowers’ Conditions for Second Closing. The Borrowers’ obligation to sell and issue the Notes at the Second Closing is subject to the fulfillment and satisfaction as of the Second Closing of the following conditions precedent:

8.1 Representations and Warranties. The Lenders’ representations and warranties in Section 4 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Second Closing.

8.2 Covenants. All covenants, agreements and conditions contained in this Agreement and the Collateral Documents to be performed by the Lenders on or prior to the Second Closing shall have been performed or complied with.

8.3 Payment of Purchase Price. Each Lender shall have delivered the purchase price for the Note to be purchased by such Lender at the Second Closing as set forth opposite such Lender’s name on the Schedule of Lenders.

8.4 No Litigation. There shall not be any pending or threatened litigation, claim or proceeding that could prevent the consummation of the transactions contemplated by this Agreement or the Collateral Documents or result in such transactions or any parties’ (or such parties’ affiliates’) conduct or actions taken in respect thereof being deemed unlawful or rescinded.

8.5 No Injunctions or Restraints; Illegality. No governmental entity or stock exchange shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Financing illegal or otherwise preventing the consummation of the Financing.

8.6 Corporate Approvals. The Borrowers and the Subsidiaries shall have obtained all necessary corporate approvals for the transactions contemplated under this Agreement and the Collateral Documents including, without limitation, Shareholder Approval.

8.7 TSX Undertaking. The Lenders shall have provided an undertaking for delivery to the TSX not to sell or otherwise dispose of the Notes issued on the Second Closing Date (or the Conversion Shares) for a period of four months from the Second Closing Date without the consent of the TSX.

9. Affirmative Covenants. Until final payment in full or conversion in full of all amounts owing under this Agreement and the Collateral Documents, and the performance by each Borrower and Subsidiary of all other obligations under this Agreement and the Collateral Documents:

9.1 Financial Statements. Parent shall deliver quarterly to the Lenders contemporaneously with filing of periodic reports with the SEC an unaudited consolidated balance sheet of Parent as of the end of such period and an unaudited consolidated cash flow statements and an unaudited consolidated statement of operations of Parent, in each case prepared in accordance with GAAP and certified by the Parent’s chief financial officer.

9.2 Payment of Obligations. Each Borrower will, and will cause its Subsidiaries to, pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature (including, without limitation, all Taxes, whether current or historical, owed to any applicable Taxing authority), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the applicable Person.

9.3 Conduct and Maintenance; Compliance with Laws. Each Borrower will, and will cause its Subsidiaries to: (a) continue to engage (whether through Subsidiaries or otherwise) in the business as substantially now conducted and businesses related thereto; and preserve, renew and keep in full force and effect its existence and not acquire any material operating or other assets, other than shares of stock or membership or other equity interest in current Subsidiaries; (b) take all reasonable action it deems necessary in its reasonable business judgment to maintain all rights, privileges and franchises necessary in the normal conduct of its business except where the failure to so maintain could not reasonably be expected to have a Material Adverse Effect; (c) comply with all provisions of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its assets are bound and (d) comply with the charter, bylaws, partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its assets or properties (whether real or personal) or to which such Person or any of its assets or properties (whether real or personal) are subject. As soon as practicable following the First Closing, and in no event later than thirty (30) calendar days thereafter, each Borrower shall, and shall cause each Subsidiary to, become qualified to do business in each jurisdiction in which the location of its assets or nature of its operations requires such qualification under applicable law.

9.4 Maintenance of Property; Insurance. Each Borrower will, and will cause its Subsidiaries to, keep all material property it deems, in its good faith business judgment, useful and necessary in its business in working order (ordinary wear and excepted), except where the failure to maintain such property could not reasonably be expected to have a Material Adverse Effect and maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable law would dictate; and in the case of all policies covering any Collateral, all such insurance policies shall provide that the loss payable thereunder shall be payable to such Person, and to the Lenders (as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear, and certificates evidencing such policies, including all endorsements thereto, to be deposited with the Lenders upon their request.

9.5 Inspection; Discussions. Each Borrower will, and will cause its Subsidiaries to, permit Lenders (a) at all reasonable times during normal business hours, upon the request of a Lender, to examine the books, accounts, records, ledgers and assets and properties of every kind and description wherever located of the Borrowers and Subsidiaries; (b) at any time and from time to time, upon the request of a Lender, to conduct full or partial collateral audits and (c) permit Lenders at reasonable times to visit all of their respective offices, discuss their respective financial matters with their respective officers and independent certified or chartered public accountants, as applicable, and examine any of their books and other corporate records.

9.6 Notices. Each Borrower will, and will cause its Subsidiaries to, promptly give notice to the Lenders of:

9.6.1 the occurrence of any Default or Event of Default;

9.6.2 any (i) litigation, investigation or proceeding which may exist at any time involving any Borrower or Subsidiary, or their respective officers or directors in their capacity as such, which if not cured or if it is reasonably likely to be adversely determined, as the case may be, would have a Material Adverse Effect or (ii) any adverse change in the financial condition of any Borrower or Subsidiary since the date of the last fiscal quarter which could reasonably be expected to have a Material Adverse Effect;

9.6.3 the occurrence, or reasonably likely occurrence, of any event, condition or circumstance which any Borrower believes could reasonably be expected to have a Material Adverse Effect; and

9.6.4 the qualification of a Borrower or Subsidiary to transact business in a new jurisdictions, the acquisition or creation of any new Subsidiaries, or any material change after the Effective Date in the authorized and issued capital stock of any Borrower or Subsidiary or any other material amendment to their charter, bylaws or other governing or organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable.

Each notice pursuant to this Section 7.6 shall be accompanied by a statement of an authorized officer setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken or propose to take with respect thereto.

9.7 Approvals. Each Borrower will, and will cause its Subsidiaries to, apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by any Person, of this Agreement, the Collateral Documents, or any other documents or instruments to be executed and/or delivered by any Person, as applicable in connection therewith or herewith.

9.8 Security. Each Borrower will, and will cause its Subsidiaries to, (a) take such actions as the Lenders may from time to time reasonably request to establish and maintain first perfected security interests in and Liens on all Collateral (subject only to Permitted Liens) and (b) defend the Collateral from any Liens (other than Permitted Liens).

9.9 Future Subsidiaries; Additional Collateral. Each Borrower will, and will cause its Subsidiaries to,

9.9.1 with respect to each Subsidiary of a Borrower created (through organization, acquisition or otherwise) subsequent to the Effective Date, within thirty (30) days of such creation, cause the holder of such Subsidiary’s equity interests to execute such documents and make such deliveries as may be necessary to ensure the Lenders’ first priority perfected security interest in such equity interests, and cause such new Subsidiary to execute and deliver to the Lenders a joinder agreement to the Security Agreement and a Guaranty encumbering the ownership interests of such Subsidiary; and

9.9.2 with respect to real property owned, leased or otherwise acquired by Borrower or any Subsidiary after the Effective Date, not later than sixty (60) days after such property is acquired, execute or cause to be executed (i) in the case of real property owned, a mortgage covering such owned real property so long as such real property has an appraised value of greater than $100,000 and (ii) in the case of real property leased, a lessor’s acknowledgment and consent in form and substance reasonably acceptable to the Lenders so long as Collateral with an appraised value of greater than

$100,000 is located on such leased property, together with such real estate documentation and environmental reports and audits as may be required by the Lenders, provided, further, if an Event of Default has occurred and is continuing, the applicable Borrower or Subsidiary shall execute or cause to be executed a mortgage or lessor’s acknowledgement and consent, as applicable, irregardless of the appraised value of the real property or Collateral, and deliver such mortgage or lessor’s acknowledgment to the Lenders together with such real estate documentation as may be required by the Lenders.

9.10 Nomination of Directors. Immediately following the First Closing, the Board of Directors of Parent shall be increased to seven (7) directors and a nominee of Austin Ventures shall be appointed to serve as a director of Parent. For so long as any amounts remain unpaid under the Notes or Austin Ventures (together with its Affiliates) hold on an as-converted basis at least Twenty Percent (20%) of the outstanding Common Shares, the Board of Directors of Parent will at no time exceed seven (7) directors. For so long as any amounts remain unpaid under the Notes or Austin Ventures (together with its Affiliates) hold on an as-converted basis at least Twenty Percent (20%) of the outstanding Common Shares, Parent will include two (2) designees of Austin Ventures (the “AV Designees”) as director nominees on each slate of director nominees by Parent submitted to holders of Common Shares and shall recommend the election of the AV Designees to Parent’s Board of Directors. If elected, the AV Designees will have the same rights and obligations as the other directors of Parent.

10. Negative Covenants. Until final payment in full or conversion in full of all amounts owing under this Agreement, the Notes or the Collateral Documents, and the performance by each Borrower and Subsidiary of all other obligations under this Agreement and the Collateral Documents:

10.1 Limitation on Debts. Each Borrower agrees not to, and will cause its Subsidiaries not to, create, incur, assume or suffer to exist any indebtedness or guarantee obligations, except:

10.1.1 Indebtedness under this Agreement and the Collateral Documents;

10.1.2 fully-funded indebtedness of up to One Million Five Hundred Thousand Dollars (US$1,500,000.00) in the aggregate which ranks in payment and preference senior to the Indebtedness (the “Approved Senior Debt”);

10.1.3 unsecured trade, utility or accounts payable (including without limitation, operating leases and short term indebtedness owed to vendors) arising in the ordinary course of Borrowers’ or Subsidiaries’ businesses;

10.1.4 indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made;

10.1.5 indebtedness secured by Permitted Liens;

10.1.6 indebtedness arising from judgments or decrees in circumstances not constituting an Event of Default;

10.1.7 inter-company indebtedness and guarantees among the Borrowers and Subsidiaries other than indebtedness and guarantees that would be required to be disclosed as an off-balance sheet arrangement under Item 303 of Regulation S-K under the Securities Act;

10.1.8 indebtedness and guarantees given to fund the Borrowers’ and their Subsidiaries’ corporate credit cards in the ordinary course consistent with past practices; and

10.1.9 performance guarantees of Subsidiaries’ agreements with their customers provided by Borrowers’ so long as such guarantees do not require the accrual of a liability on Parent’s consolidated financial statements under GAAP.

10.2 Limitation on Liens. Each Borrower agrees not to, and will cause its Subsidiaries not to, create, incur, assume or suffer to exist any Lien (except for Permitted Liens) upon any of its property, assets or revenues, whether now owned or hereafter acquired, or enter into any agreement, arrangement or understanding which would restrict or prevent Lenders’ Liens which are senior in priority to all other Liens (except for the Permitted Liens).

10.3 Repayment on Debts. Each Borrower agrees not to, and will cause its Subsidiaries not to, prepay, purchase, redeem or defease any indebtedness for money borrowed (other than Approved Senior Debt) or any capitalized obligations.

10.4 Subsidiaries. Each Borrower agrees that none of YRLess Internet Corporation, Tantau Software International Pty Ltd., Tantau Software International Japan KK or 724 Solutions (UK) Limited will hold or have any rights in any Intellectual Property or other material assets or conduct any material operations; provided, however, that 724 Solutions (UK) Limited may continue to maintain an account for the purpose of collection of payments from the customer currently paying into its account so long as all collected amounts are transferred as soon as practicable to the account of a Borrower or Subsidiary party to the Security Agreement. Each Borrower agrees that 724 Solutions (UK) Limited shall make no payments or other disbursements from such account other than as described above or as necessary to maintain such account.

10.5 Shareholder Rights Plan. Parent shall not amend, waive or modify the Rights Plan in such a way that the acquisition by Austin Ventures or its Affiliates of up to Forty-Nine Percent (49%) of the outstanding Common Shares (whether through the conversion of the Notes or the acquisition of Common Shares from third-parties) results in a Flip-In Event or Separation Time or triggers any adjustment in the Exercise Price of the Rights.

10.6 Restricted Payments. Each Borrower agrees not to, and will cause its Subsidiaries not to, declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of capital stock, or purchase, redeem or otherwise acquire for value any capital stock, as applicable, or any warrants, rights or options to acquire such shares or membership interests, now or hereafter outstanding.

11. Defaults.

11.1 Events of Default. The occurrence of any the following event, with the giving of notice or the passage of time, or both, would constitute an “Event of Default:”

11.1.1 non-payment when due of Indebtedness or any other amounts owing under this Agreement or the Collateral Documents;

11.1.2 default in the observance or performance of any of the conditions, covenants or agreements of any Borrower or Subsidiary set forth in this Agreement or the Collateral Documents after written notice thereof and a reasonable cure period not to exceed seven (7) days;

11.1.3 any representation or warranty made by any Borrower or Subsidiary in this Agreement or any Collateral Document proves untrue or misleading in any material respect;

11.1.4 (a) default by any Borrower or Subsidiary in the payment of any indebtedness for borrowed money in excess of Two Hundred Fifty Thousand Dollars (US$250,000.00) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure and or (b) failure to comply with the terms of any other obligation of any Borrower or Subsidiary with respect to any indebtedness for borrowed money in excess of Two Hundred Fifty Thousand Dollars (US$250,000.00) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the creditors of such Borrower or Subsidiary to accelerate such other indebtedness for borrowed money or terminate any commitment;

11.1.5 the rendering of any judgment(s) for the payment of money in excess of the sum of Two Hundred Fifty Thousand Dollars (US$250,000.00) individually or in the aggregate against any Borrower or Subsidiary, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days, except as covered by adequate insurance with a reputable carrier as to which the relevant insurance company has acknowledged coverage;

11.1.6 the issuance by Parent of Common Shares (or deemed issuance of Common Shares pursuant to Section 3(c)(i)(E) of the Note) that, without giving effect to the last sentence of Section 3(c)(i)(A) of the Note, would result in a downward adjustment of the Conversion Price pursuant to Section 3(c)(i)(A) by greater than Fifteen Percent (15%) of the initial Conversion Price on the First Closing Date (as proportionately adjusted pursuant to Sections 3(c)(iii) or 3(c)(iv) of the Note for any stock splits, stock dividends and other similar recapitalizations);

11.1.7 any Borrower or Subsidiary is dissolved (other than a technical dissolution of a Subsidiary which is cured within 30 days of notice thereof and other than a dissolution of 724 Solutions (UK) Inc., Tantau Software International Pty Ltd., Tantau Software International Japan KK and YRLess Internet Corporation, each which are inactive and shall be dissolved as soon as practicable following the First Closing Date) or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditors’ committee shall have been appointed for the business of any Borrower or Subsidiary; or if any Borrower or Subsidiary shall have made a general assignment for the benefit of creditors or shall have an involuntary petition in bankruptcy filed against it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of a Borrower or Subsidiary) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Borrower or Subsidiary and shall not have been reversed or dismissed within sixty (60) days; or any Borrower or Subsidiary shall take any action (corporate or other) authorizing or in furtherance any of the actions described above in this subsection;

11.1.8 this Agreement or any Collateral Document shall at any time for any reason cease to be valid, binding and enforceable against any Borrower or Subsidiary thereto (other than in accordance with the terms thereof), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any Borrower or Subsidiary, or such Person shall deny that it has any or further liability or obligation thereunder, or this Agreement or any Collateral Document shall be terminated (other than in accordance with the terms thereof), invalidated, revoked or set aside or in any way cease to give or provide to the Lenders the benefits purported to be created thereby;

11.1.9 any Borrower or Subsidiary agrees to, purchases or otherwise acquires or becomes obligated for the purchase of all or substantially all or any material portion of the assets or business interests of any Person, firm or corporation, or any shares of stock (or other ownership interests) of any corporation, trusteeship or association, or any business or going concern, or in any other manner effectuates or attempts to effectuate an expansion of present business by acquisition; and

11.1.10 any Borrower or Subsidiary agrees to enter into or effects any merger or consolidation or conveys, sells, leases, assigns, transfers or otherwise disposes of a material portion of any of its respective property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired or makes any material change in its capital or organizational structure or present method of conducting business, except sales or licenses of assets or properties in the ordinary course of business consistent with past practices.

11.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) any Lender may declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrowers; (b) upon the occurrence of any Event of Default specified in Section 11.1 and notwithstanding the lack of any declaration by any Lender under preceding clause (a), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable; (c) any Lender may demand immediate delivery of cash collateral, and the Borrowers agree to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time; and (d) any Lender may (subject to the terms hereof) exercise any remedy permitted by this Agreement, the Collateral Documents or law.

11.3 Rights Cumulative. No delay or failure of any Lender in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of the Lenders under this Agreement and the Collateral Documents are cumulative and not exclusive of any right or remedies which the Lenders would otherwise have.

11.4 Waiver of Certain Claims. To the extent permitted by applicable law, the Borrowers and their Subsidiaries hereby agree to waive, and do hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement or any Collateral Document. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

11.5 Waiver of Defaults. No Event of Default shall be waived by a Lender except in a writing signed by an authorized officer of the Lender. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by a Lender. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of any Lender in enforcing any of their rights shall constitute a waiver of any of their rights. The Borrowers expressly agree that this Section 11.5 may not be waived or modified by the Lenders by course of performance, estoppel or otherwise.

12. Restrictions on Transferability of Securities; Compliance with Securities Act.

12.1 Restrictive Legend. Each certificate or other instrument representing (i) the Securities and (ii) any other securities issued in respect of the Securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (collectively, the “Restricted Securities”), shall (unless otherwise permitted by the provisions of this section) be stamped or otherwise imprinted with a legend required under applicable state or provincial securities laws and legends substantially as follow:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE TRANSFER IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

UNLESS PERMITTED BY APPLICABLE CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE SHALL NOT TRADE THE SECURITIES BEFORE [DATE THAT IS FOUR MONTHS PLUS ONE DAY FROM DATE OF ISSUANCE OF SECURITIES (I.E., APPLICABLE NOTE]

Each Lender consents to the Borrowers making a notation on its records and giving instructions to any transfer agent of the Securities in order to implement the restrictions on transfer established in this section.

12.2 Restrictions; Notice of Proposed Transfers. None of the Securities shall be sold, assigned, transferred or pledged except in compliance with the Securities Act, the Securities Act (Ontario) and any undertaking provided by the Lenders to TSX. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this section. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than (i) a transfer not involving a change in beneficial ownership, or (ii) in transactions involving the distribution without consideration of Restricted Securities by any Lender to any of such Lender’s partners, retired partners, shareholders, subsidiaries or other affiliates or to the estate of any of such Lender’s partners, retired partners or shareholders), unless there is in effect a registration statement under the Securities Act covering the proposed transfer or unless the Restricted Securities may be transferred pursuant to Rule 144 or Rule 144A under the Securities Act, the holder thereof shall give written notice to Parent of such holder’s intention to effect such transfer, manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied, at such holder’s expense by either (a) a written opinion of legal counsel reasonably satisfactory to Parent addressed to Parent, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (b) a “no action” letter from the SEC to the effect that the transfer of such securities without registration will not result in a recommendation by the SEC staff that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to Parent. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in this section, except that such certificate shall not bear such restrictive legend if in the opinion of counsel such legend is not required in order to establish compliance with any provision of the Securities Act.

13. Miscellaneous.

13.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP. Furthermore, all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.

13.2 Entire Agreement. This Agreement and the Collateral Documents constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof.

13.3 Waivers and Amendments. No provision of this Agreement or any other Collateral Document may be amended, waived or modified other than by a document signed by the Borrowers and the Lenders.

13.4 Lender Rights. Each Lender shall have the absolute right to exercise or to refrain from exercising any right such Lender has under this Agreement and the Collateral Documents, including the right to consent to an amendment, waiver or modification of any of such documents, and such Lender shall not incur any liability to any other Lender with respect to exercising or refraining from exercising any such right.

13.5 Governing Law; Venue; Waiver of Jury Trial.

13.5.1 This Agreement and the Collateral Documents shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions.

13.5.2 The Borrowers hereby irrevocably submit to the exclusive jurisdiction of any United States Federal Court sitting in Austin, Texas in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Documents and the Borrowers hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in any such United States Federal Court sitting in Austin, Texas. The Borrowers waives any objection of forum non conveniens and venue. The Borrowers further waives any right it may otherwise have to collaterally attack any judgment entered against it. Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding brought in the State of Texas by the delivery of copies of such process to a Borrower at their respective addresses specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by a Borrower in a notice to the other parties that complies as to delivery with the terms of Section 13.6. Nothing in this Section 13.5.2 shall affect the right of any Lender to serve process in any other manner permitted by law or limit the right of the Lenders (or any of them) to bring any such action or proceeding against any Person or any of their property in the courts with subject matter jurisdiction of any other jurisdiction. Each Borrower irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

13.5.3 The Borrowers hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any of the Collateral Documents or any of the transactions contemplated herein or therein, including contract claims, tort claims, breach of duty claims, and all other common law or statutory claims. The Borrowers recognize and agree that the foregoing waiver constitutes a material inducement for the Lenders to enter into this Agreement and the Collateral Documents. The Borrowers represent and warrant that they have reviewed this waiver with their legal counsel and that they knowingly and voluntarily waives their jury trial rights following consultation with legal counsel.

13.6 Notices. Any notice, request or other communication required or permitted hereunder or any of the other Collateral Documents shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery or sent by facsimile, addressed as follows:

if to a Lender:	c/o Austin Ventures 300 West 6th Street, Suite 2300 Austin, Texas 78701 Attention: Joseph Aragona Facsimile: (512) 651-8501

with a copy to (which shall: not constitute notice):	Gray Cary Ware & Freidenrich LLP 1221 South MoPac Expressway, Suite 400 Austin, Texas 78746-6875 Attention: John J. Gilluly Facsimile: (512) 457-7001

if to a Borrower:	c/o 724 Solutions Inc. 1221 State Street, Suite 200 Santa Barbara, California 93101 Attention: Chief Financial Officer Facsimile: (805) 884-8311

with a copy to (which shall: not constitute notice):	Torys LLP Suite 3000 Box 270, TD Centre 79 Wellington Street W. Toronto, Ontario M5K 1N2 Canada Attention: Darren Sukonick Facsimile: (416) 865-7380

or, in any case, at such other address as shall have been furnished to the other parties in accordance with this Section 13.6.

A notice shall be deemed effectively given, (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

13.7 Brokers or Finders. Each party represents and warrants to the others that such party is not and will not be obligated for any broker’s or finder’s fee or commission (collectively “Broker Fees”) in connection with the transactions described herein. Each Lender agrees to indemnify and to hold the Borrowers harmless from any liability for any Broker Fee (and the cost of defending against such liability or asserted liability) for which such Lender or any of such Lender’s directors, officers, employees, agents or affiliates is responsible. Each Borrower agrees to indemnify and to hold each Lender harmless from any liability for any Broker Fee (and the cost of defending against such liability or asserted liability) for which such Company or any of its directors, officers, employees, agents or affiliates is responsible.

13.8 Expenses. Each party shall pay all costs and expenses that it incurs with respect to its negotiation, execution, delivery and performance of this Agreement and the Collateral Documents; provided, however, that the Borrowers shall reimburse the reasonable fees and expenses of the Lenders, not to exceed One Hundred Thousand Dollars (US$100,000.00).

13.9 Indemnification; Subsequent Costs.

13.9.1 Each Borrower agrees to pay, or reimburse the Lenders for payment of, within (5) five business days of demand therefor (i) all reasonable costs and expenses incurred by Agent in connection with any amendment, refinancing or restructuring of this Agreement or the Collateral Documents or any arrangements contemplated herein or therein, and (ii) all reasonable costs and expenses of the Lenders in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Lenders from paying any amount under, or otherwise relating in any way to, any Note and any and all reasonable costs and expenses which any of them may incur relative to any payment under any Note. At any Lender’s option, all of said amounts required to be paid by the Borrowers, if not paid when due, may be charged by such Lender as interest against the Indebtedness.

13.9.2 Each Borrower agrees to indemnify and hold harmless each Lender and its partners, officers, employees, agents and representatives (an “Indemnified Party”) from all losses, charges, demands, costs, penalties, fines, damages, liabilities, settlements, fees, expenses and disbursements of whatever kind or nature (“Losses”), incurred by any Indemnified Party (a) by reason of an Event of Default, (b) by enforcing the obligations of any Borrower or Subsidiary under this Agreement or any of the Collateral Documents, as applicable, (c) as taxes or fees (other than a tax based upon the interest income of a Lender pursuant to the Notes or capital gains on the sale or other disposition of the Securities) in respect of this Agreement or the Collateral Documents, together with any interest or penalties thereon or (d) in the prosecution, defense, participation or involvement by an Indemnified Party in any action, suit, claim, proceeding, examination or investigation based upon, arising out, related to or in connection with this Agreement or any of Collateral Documents, excluding, however, any Losses that result solely from the gross negligence or willful misconduct of the Indemnified Party or the breach by a Lender of any of its covenants contained in this Agreement or the Collateral Documents or applicable laws.

13.9.3 Each Borrower agrees to defend, indemnify and hold harmless the Indemnified Parties from and against any and all Losses based upon, arising out of, related to or in connection with (i) the presence, use, disposal, release or threatened release of any hazardous or toxic substances on, from or affecting any premises owned or occupied by any Borrower or Subsidiary in violation of or non-compliance with applicable federal, state and local environmental protection, toxic substance and other similar laws and regulations, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to any hazardous or toxic substances, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to any hazardous or toxic substances, (iv) the cost of remediation or monitoring of all hazardous or toxic substances in violation of or non-compliance with applicable federal, state and local environmental protection, toxic substance and other similar laws and regulations from all or any portion of any premises owned by any Borrower or Subsidiary, (v) complying or coming into compliance with all applicable federal, state and local environmental protection, toxic substance and other similar laws and regulations and/or (vi) any violation of applicable federal, state and local environmental protection, toxic substance and other similar laws and regulations.

13.9.4 The obligations of the Borrowers under this Section 13.10 shall be in addition to any and all other obligations and liabilities the Borrowers under this Agreement, the Collateral Documents, at common law or pursuant to any other agreement.

13.10 Further Action. Each Borrower, from time to time, upon written request of a Lender will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement and the Collateral Documents.

13.11 Joint and Several Liability. Each of the Borrowers acknowledges and agrees that it is the intent of the parties that each such Borrower be primarily liable for the obligations as a joint and several obligor, and the obligations of such Borrower shall be absolute, unconditional and irrevocable irrespective of any lack of validity, legality or enforceability of this Agreement, any Note or Collateral Document as to any other Borrower, any reduction, limitation, impairment or termination of any Indebtedness with respect to any other Borrower and any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any other Borrower, any surety or any guarantor.

13.12 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns. The foregoing shall not be deemed to authorize any assignment by any Borrower of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or effective) without the prior written approval of the Lenders.

13.13 Validity. In case any one or more of the obligations of the Borrowers under this Agreement, the Notes or any of the other Collateral Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrowers shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrowers under this Agreement, the Notes or any of the other Collateral Documents in any other jurisdiction.

13.14 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

13.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

Signature Page Follows.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

PARENT:		U.S. SUB:

724 SOLUTIONS INC.		724 SOLUTIONS SOFTWARE, INC.

By:	/s/ Glenn Barrett	By:	/s/ Eric Lowy
Name:	Glenn Barrett	Name:	Eric Lowy
Title:	CFO and SVP Corp. Services	Title:	Secretary

LENDER:		LENDER:

AUSTIN VENTURES VI, L.P.		AUSTIN VENTURES VIII, L.P.

By: AV Partners VI, L.P., its general partner		By: AV Partners VIII, L.P., its general partner

By:	/s/ John D. Thornton	By:	/s/ John D. Thornton
Name:	John D. Thornton	Name:	John D. Thornton
Title:	General Partner	Title:	General Partner

LENDER:

AUSTIN VENTURES VI
AFFILIATES FUND, L.P.

By: AV Partners VI, L.P., its general partner

By:	/s/ John D. Thornton
Name:	John D. Thornton
Title:	General Partner

Counterpart Signature Page to Loan Agreement

SCHEDULE OF LENDERS

LENDER	PERCENTAGE ALLOCATION
Austin Ventures VI, L.P. 300 West Sixth Street Suite 2300 Austin, Texas 78701	7.7873%

Austin Ventures VI Affiliates Fund, L.P. 300 West Sixth Street Suite 2300 Austin, Texas 78701	0.2190%

Austin Ventures VIII, L.P. 300 West Sixth Street Suite 2300 Austin, Texas 78701	91.9937%
Total	100%

Schedule of Lenders to 724 Solutions, Inc. Loan Agreement

EXHIBIT A

FORM OF SECURED CONVERTIBLE PROMISSORY NOTE

Exhibit A to 724 Solutions, Inc. Loan Agreement

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

Exhibit B to 724 Solutions, Inc. Loan Agreement

EXHIBIT C

SECURITY AGREEMENT

Exhibit C to 724 Solutions, Inc. Loan Agreement

EXHIBIT D

GUARANTY

Exhibit D to 724 Solutions, Inc. Loan Agreement

EXHIBIT E

INTELLECTUAL PROPERTY SECURITY AGREEMENT

Exhibit E to 724 Solutions, Inc. Loan Agreement